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                                                                    EXHIBIT 99.1

[REGIONS LOGO]                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:
MEDIA RELATIONS:                               INVESTOR RELATIONS
Rick Swagler, (205) 801-0105                   List Underwood, (205) 801-0265

REGIONS REPORTS FOURTH QUARTER 2006 EARNINGS

BIRMINGHAM, Ala., Jan. 19, 2007 - Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ending Dec. 31, 2006, including these highlights:

-     Earnings of 56 cents per diluted share

- Excluding 9 cents of merger charges, earnings per diluted share were 65 cents (see reconciliation in "Earnings Highlights" table below)

-     Merger integration progressing as planned and on schedule

-     Net interest margin of 4.10 percent in the quarter

-     Record full-year earnings of $151 million at Morgan Keegan

-     Strong credit quality

- Good operating expense control, including $6.6 million merger-related cost saves

                                                                     Three months ended:
EARNINGS HIGHLIGHTS                                 Dec. 31, 2006     Sept. 30, 2006   Dec. 31, 2005
(in millions except per share data)                 AMOUNT     EPS    AMOUNT    EPS    AMOUNT    EPS
EARNINGS
Net interest income (FTE)                          $1,104.4           $806.3           $748.6
Non-interest income                                   635.3            465.9            422.8
Non-interest expenses                               1,116.8            714.6            754.0
Net income (GAAP)                                     361.6   $0.56    351.7   $0.77    254.0   $0.55
Merger-related charges, net of tax*                    59.3    0.09        -             29.4    0.06
Net income, excluding merger-related charges
   (Non-GAAP)*                                       $420.9   $0.65   $351.7   $0.77   $283.4   $0.61

KEY RATIOS
Net interest margin (FTE)                              4.10%            4.21%            4.01%
Return on average assets**                             1.15%            1.60%            1.18%
Return on average tangible equity**                   19.59%           24.93%           19.34%

ASSET QUALITY
Reserves for credit losses as % of net loans           1.17%            1.31%            1.34%
Net charge-offs as % of average net loans**            0.27%            0.16%            0.28%
Non-performing assets as % of loans and other
   real estate                                         0.40%            0.52%            0.70%

* See "Use of non-GAAP financial measures" at the end of this release

** Annualized

IMPORTANT NOTE: Regions' fourth quarter 2006 financial data includes three months of operating results for legacy Regions while legacy AmSouth results are only included since the Nov. 4, 2006 merger date. In accordance with purchase accounting rules, prior period financial information does not include AmSouth.

                                                   REGIONS FINANCIAL CORPORATION
                                                   Post Office Box 11007
                                                   Birmingham, Alabama 35288

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NEWLY MERGED COMPANY ACHIEVES TARGETED EARNINGS, MERGER GOALS

      "Regions reported solid fourth quarter earnings that matched our expectations and we're pleased with the underlying performance of our newly combined company." said Dowd Ritter, president and chief executive officer. "And importantly, our merger integration is on track and meeting or, in some cases, exceeding our goals. This gives us confidence as we enter 2007 to successfully complete the transition to a new, more efficient, and increasingly profitable company."

      Regions' integration plans are complete and will begin to be implemented in the first quarter of 2007. At that time, the brokerage operations and mortgage servicing platforms will be integrated. Also in the first quarter, required branch divestitures will be completed. The first of four planned branch conversion events is scheduled for July.

4Q AND FULL YEAR 2006 EPS RISE 7 AND 17 PERCENT VERSUS YEAR-AGO PERIODS, RESPECTIVELY, EXCLUDING MERGER-RELATED CHARGES

      Regions' fourth quarter 2006 net income was $361.6 million, or 56 cents per diluted share, which included $59.3 million in after-tax merger-related expenses (9 cents per diluted share). Excluding the impact of merger-related expenses in both years, per share earnings were 65 cents, or 7 percent above year-ago fourth quarter's 61 cents. The fourth quarter was also impacted by an after-tax mortgage servicing rights (MSR) impairment charge of approximately $16.8 million (3 cents per diluted share).

      For the full year 2006, Regions earned a record $1.4 billion, or $2.67 per diluted share, including $60.3 million of after-tax merger-related charges (12 cents per diluted share). In 2005, Regions reported net income totaling $1.0 billion, or $2.15 per diluted share, including $110 million (24 cents per diluted share) in after-tax merger-related charges. Excluding merger-related charges, annual per share earnings increased 17 percent to $2.79 from $2.38.

BANKING FRANCHISE CONTINUES STRONG PERFORMANCE

      Regions' banking franchise continued its strong performance during the quarter. Taxable equivalent net interest income was $1.1 billion. The net interest margin remained strong at 4.10 percent, compared with 4.21 percent in the third quarter of 2006 and reflects the addition of AmSouth's balance sheet to Regions' since the Nov. 4 merger date.

      As planned, $5 billion of securities that had been in the AmSouth portfolio were sold around the time of the deal closing. While this sale did not significantly affect fourth quarter results, it did serve to further improve the company's interest rate sensitivity positioning.

      Loan portfolio growth was solid during the quarter, led by commercial lending. Core deposits were relatively flat third-to-fourth quarter, but notably the shift from transaction accounts to higher-priced time deposits has slowed.

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FEE-BASED REVENUES REMAIN SOLID

      Deposit service charges remained strong and were a key driver of non-interest revenue, as were trust and brokerage fees.

      Morgan Keegan delivered another record year with full-year 2006 profits of $151.1 million on revenues of $1.0 billion. Fourth quarter revenues and earnings rose to $307.5 million and $46.9 million, respectively. Included in these results were approximately $30 million in revenues and $7 million in net income resulting from the addition of AmSouth's brokerage, trust and asset management units. In the seasonally strong fourth quarter, both fixed income and equity capital markets activity, particularly in investment banking, were very strong as was the retail brokerage business.

      Partially offsetting these increases, the mortgage business continues to experience a challenging environment. Mortgage originations increased to $4.9 billion in the fourth quarter, helped by the addition of AmSouth's mortgage business. However, lower levels of loan sales and early payment default losses negatively impacted gain on sale fees and profitability at our non-conforming mortgage company, EquiFirst.

      Today, January 19, 2007, Regions announced the signing of a definitive agreement to sell EquiFirst Corporation to Barclays Bank PLC. The transaction is expected to close in the first half of 2007.

      UNDERLYING EXPENSES WELL-CONTROLLED

      Regions' fourth quarter non-interest expenses at $1.1 billion matched company expectations and included the previously mentioned merger-related expenses ($87.6 million pre-tax) and MSR impairment ($27.0 million pre-tax).

      Also meeting expectations, $6.6 million in pre-tax merger-related cost savings were realized in the fourth quarter. Regions remains on track to achieve an estimated $150 million pre-tax net cost saves for full-year 2007. Given the timing of planned conversions (particularly bank branch systems), the bulk of the savings will not occur until the latter part of the year.

CREDIT QUALITY REMAINS STRONG

      Credit quality trends remain positive with net loan charge-offs of $56.1 million, or an annualized 0.27 percent of average net loans in the quarter. Net loan charge-offs in the quarter include $11.0 million related to conforming certain credit policies.

      Fourth quarter's provision for loan losses totaled $60.0 million. The total reserve for credit losses was 1.17 percent of net loans at Dec. 31, 2006. Total non-performing assets at Dec. 31, 2006, were $379.1 million, or 0.40 percent of loans and other real estate, compared to a $312.0 million, or 0.52 percent at Sept. 30; the dollar increase was driven largely by assets acquired in the AmSouth merger.

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SHARE BUYBACKS CONTINUE, BOARD INCREASES DIVIDEND FOR 36TH CONSECUTIVE YEAR

      During the fourth quarter, Regions repurchased 5.0 million common shares at an average cost of $37.00 per share, bringing full-year 2006 repurchases to
13.7 million shares. A new 50 million share repurchase authorization was approved by Regions' Board of Directors on January 18, 2007. In addition, there remain 13.9 million shares available for repurchase under the company's prior authorization.

      Further demonstrating Regions' commitment to returning excess capital to shareholders, on Dec. 11, 2006, the Board of Directors approved a one cent increase in the quarterly common dividend to $0.36 per share, which was paid to shareholders on Jan. 2, 2007. This marks Regions' 36th consecutive year of dividend increases, going back to the company's 1971 formation.

      At Dec. 31, 2006, Regions' capital position, or tangible shareholders' equity-to-tangible assets ratio, was 6.45 percent. This compared to 7.08 percent at Sept. 30, 2006.

      For supplemental financial information about the fourth quarter results, please refer to the Form 8-K filed by Regions with the Securities and Exchange Commission on Jan. 19, 2007, or visit the Investor Relations page at www.regions.com.

ABOUT REGIONS

      Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine's "Platinum 400" list of America's best big companies. With more than $140 billion in assets, Regions is one of the nation's largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates some 2,000 AmSouth and Regions banking offices and over 2,600 ATM's. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

FORWARD LOOKING STATEMENTS

      This press release includes forward-looking statements about Regions Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The words "believe," "expect," "anticipate," "project," and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. Regions cautions that actual results and events could differ materially from expectations expressed in forward-looking statements as a result of factors such as possible changes in economic and business conditions and interest rates; Regions' ability to integrate the recent combination with AmSouth Bancorporation and to retain and attract customers; the effects of geopolitical instability and risks such as terrorist attacks; possible changes in laws and regulations and governmental monetary and fiscal policies; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the credit worthiness of customers and the possible impairment of collectibility of loans, increased competition from both banks and non-banks, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption "Forward Looking Statements" in Regions' Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent quarterly reports on Form 10-Q, all as on file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

USE OF NON-GAAP FINANCIAL MEASURES

      Page one of this earnings release presents a computation of earnings and earnings per diluted share excluding merger charges (non-GAAP). Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Merger charges are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes the exclusion of merger charges in expressing earnings and certain other financial measures provides a meaningful basis for period-to-period comparisons. See page 17 of the supplement to this earnings release for additional computations of earnings and certain other financial measures excluding merger charges and corresponding reconciliation to GAAP financial measures for the periods presented.